                         NEUMAN, DRENNEN & STONE, LLC
                               Attorneys at Law
                              Temple-Bowron House
                               1507 Pine Street
                            Boulder, Colorado 80302
                                (303) 449-2100
                           facsimile: (303) 449-1045


                               January 20, 1999



Cell Robotics International, Inc.
2715 Broadbent Parkway N.E.
Albuquerque, New Mexico  87107

     Re:  Pre-Effective Amendment No. 3 to Registration on Form S-3

Ladies and Gentlemen:

          We hereby consent to the inclusion of our opinion regarding the legality of the securities being registered by the Pre-Effective Amendment No. 3 to Form S-3 Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, by Cell Robotics International, Inc., a Colorado corporation (the "Company"), in connection with the offering by the Company described therein of an aggregate of (i) 78,788 shares of Series A Convertible Preferred Stock ("Preferred Stock"); (ii) 157,576 Common Stock Purchase Warrants ("Warrants"); and (iii) 661,818 shares of Common Stock, $.004 par value ("Common Stock"), issuable as a dividend on the Preferred Stock, upon conversion of the Preferred Stock and upon exercise of the Warrants, as proposed and more fully described in such Registration Statement.

     We further consent to the reference in such Registration Statement to our having given such opinions.

                                   Sincerely,



                                   Nathan L. Stone


NLS/